Exhibit 4.34

Dated 4 August 2017

DEED OF INDEMNITY

between

RANDGOLD RESOURCES LIMITED

and

GRAHAM PATRICK SHUTTLEWORTH

THIS DEED is made on 4 August 2017

between

(1)	RANDGOLD RESOURCES LIMITED, (No. 62686) registered in Jersey whose registered office is at 3rd Floor, Unity Chambers, 28 Halkett Street, St. Helier, Jersey JE2 4WJ (the "Company"); and

(2)	GRAHAM PATRICK SHUTTLEWORTH of Echo des Vagues, La Rue de la Forge, Grouville, Jersey, JE3 9BH, Channel Islands (the "Director").

THE PARTIES AGREE AS FOLLOWS:

1.	interpretation

1.1	In this deed, "Law" means the Jersey (Companies) Law 1991 (as amended from time to time);

1.2	The headings in this deed shall not affect its interpretation.

1.3	References in this deed to statutory provisions shall be construed as references to those statutory provisions as amended or re-enacted or both from time to time and shall include any substantive legislation made under the statutory or legislative provision (whether with or without modification).

1.4	References to clauses or schedules, unless otherwise stated, are to clauses or schedules to this deed.

2.	indemnity

2.1	Subject to the terms of this deed, the Company hereby agrees (without prejudice to any other indemnity to which the Director may otherwise be entitled) to indemnify and keep indemnified and hold harmless the Director out of the assets of the Company against all claims, liabilities, costs, charges, expenses or losses (including, without limitation, reasonable attorneys fees and costs, expert witness fees and reasonable travel expenses incurred with the prior written consent of the Company) ("Liability" or "Liabilities") which may be made against him or which he may suffer or incur as a consequence of, or which relate to or arise from, directly or indirectly, the actual or purported execution or discharge of his duties or responsibilities or the exercise or purported exercise of his powers or discretions as a director or officer or employee of the Company or any other companies of which he has been requested to act as director or other such officer by the Company ("Associated Companies") or otherwise in relation thereto or in connection therewith, including (but without limitation) and any Liability reasonably incurred or suffered in relation to any reasonable settlement in respect of any actual, threatened or alleged claims, demands, investigations or proceedings (whether civil or criminal).

2.2	Subject to the terms of this deed, the Company shall pay the reasonable legal and other costs and expenses (the "Costs") incurred by the Director in defending any claim, action or proceedings (whether civil, criminal or regulatory) in connection with the actual or purported execution and/or discharge of the duties of his office and/or the actual or purported exercise of his powers or discretions and/or otherwise in relation thereto or in connection with any application under Article 212 of the Law other than in case of claims, actions or proceedings (whether civil or criminal) brought by the Company or any Associated Companies by way of a loan, save where the Company considers (acting reasonably) that it would not promote the success of the Company to do so. The following provisions shall apply:

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(a)	the Company (acting reasonably) may impose such terms as it sees fit in connection with the granting of such loan;

(b)	the Director shall repay any amount so paid or advanced (and discharge any liability of the Company incurred under any transaction in connection with the matters referred to above) in the event that the Director is convicted or judgment is given against him in the proceedings or the court refuses to grant the Director relief on the application on the date on which the conviction, judgment or refusal of relief (as applicable) becomes final;

(c)	if once the claim, action or proceedings have been finally concluded and there has been no adverse judgement against the Director, the Director shall be exonerated from the obligation to repay the loan and the Company’s indemnity obligation in clause 2 shall be thereby satisfied.

3.	exclusions and limitations

3.1	The Director shall not be entitled to be indemnified by the Company under the terms of the indemnity in clause 2.1 in relation to any Liability which is incurred by him:

(a)	to the Company or any Associated Companies (as applicable);

(b)	to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising);

(c)	in defending any criminal proceedings in which he is convicted and such conviction has become final;

(d)	in defending any civil proceedings brought by the Company or any Associated Companies in which a final judgment is given against him;

(e)	in connection with any application under Article 212 of the Law in which the court refuses to grant him relief and such refusal has become final; or

(f)	where otherwise prohibited by the Law or any other applicable law.

3.2	The indemnity in clause 2.1 and/or undertaking to discharge costs in clause 2.2 shall not apply to the extent that:

(a)	the Liability is recovered from any insurers;

(b)	the Liability or Costs (as the case may be) are prohibited by the Law or otherwise by virtue of any rule of law;

(c)	the Liability is in respect of death or personal injury or similar matters within the scope (ignoring any exclusions) of the Company's employer liability insurance from time to time;

(d)	a Liability arises from an act or omission of the Director which is shown to have been in bad faith (including one involving fraud or fraudulent concealment by the Director) or arising from the Director's gross negligence or wilful default or his acting beyond the scope of his authority;

(e)	the Director has received a financial benefit to which he is not entitled; or

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(f)	it relates to tax or social security charges (including National Insurance) payable on remuneration or other benefits received by such Director.

3.3	The Director shall have no right to indemnity in respect of any Costs incurred in connection with disqualification or wrongful trading proceedings brought against the Director under the Companies (Jersey) Law 1991 (as amended) (or, in either case, any equivalent legislation in any other jurisdiction).

3.4	Subject to clause 7, the Director shall continue to be indemnified under the terms of the indemnity in clause 2.1, notwithstanding that he may have ceased to be a director of the Company, for six years following the date of such cessation.

4.	conduct and settlement of claims

4.1	Clauses 4.2 and 4.3 shall apply in circumstances where:

(a)	the Director becomes aware of any facts or circumstances which may lead to the Company being required to make any payment under clause 2 (Indemnity);

(b)	the Director is or may be entitled to make recovery from some other person (including under any applicable directors' and officers' insurance policy) of any sum in respect of any facts or circumstances by reference to which the Director has or may have a claim against the Company under clause 2 (Indemnity); or

(c)	the Company shall have paid to the Director an amount in respect of a claim under clause 2 (Indemnity) and subsequent to the making of such payment the Director becomes or shall become entitled to recover from some other person (including as aforesaid) a sum which is referable to that payment.

4.2	The Director shall:

(a)	promptly and diligently take all such action and give all such information and assistance as the Company may reasonably request (including, without limitation, instituting such proceedings and instructing such professional advisers as the Company may nominate to act on behalf of the Director) in order to avoid, dispute, resist, compromise, defend or appeal against any such claim against the Director as is referred to in clause 4.1 as the case may be;

(b)	except where the claim is brought by the Company or any Associated Companies, allow the Company to take over and conduct in the Director's name the defence, settlement or appeal of any claim or to prosecute in his name for its own benefit any claim. The Company shall have sole discretion in the conduct or settlement of any claim;

(c)	make no admission of liability, agreement, settlement or compromise in relation to any such claim or Liability without the prior written consent of the Company, such consent not to be unreasonably withheld or delayed; and

(d)	in the case of clause 4.1(c) only, promptly repay to the Company an amount equal to the amount so recovered (less any tax thereon and costs of recovery) or, if lower, the amount paid by the Company to the Director.

4.3	The Director shall:

(a)	as soon as reasonably practicable, notify the Company in writing of any fact, matter, event or circumstance coming to his notice whereby it appears that the Company is, or may be, liable to make any payment under clause 2 (Indemnity) or that the Director shall become or may become entitled to recover from some other person a sum which is referable to a payment already made by the Company in respect of such a claim;

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(b)	at all times keep the Company fully informed of all material developments and any material action which is proposed to be taken in connection with any such claim; and

(c)	give all such information and documentation (regardless of how it is recorded or stored) as the Company shall reasonably request in connection therewith and also in connection with any proceedings instituted by or against the Director under clause 4.1.

4.4	The Company shall, in the event that a payment is made to the Director under this deed, be entitled to recover from the Director an amount equal to any payment received by the Director under any policy of insurance or from any other third party source to the extent that such payment relates to the Liability, and any payment under this deed shall be made by the Company to the Director on that basis. The Director shall pay over such sum immediately upon the Company's request.

4.5	In the event of any payment having been made under this deed and the Director subsequently becomes entitled to recover under any policy of insurance or from any third party source, any sum which relates to the Liability, the Director shall take all necessary steps to enforce such recovery and shall forthwith repay to the Company so much of the amount received by the Director to the extent that such payment relates to the Liability.

5.	directors' and officers' INSURANCE

5.1	The Company shall use its best endeavours to purchase (if it has not done so already) and maintain for each director of the Company (including the Director), while such person is a director or officer (or holds an equivalent position under the laws of any relevant jurisdiction) of the Company or any Associated Companies and for a period of six years after he ceases to hold any such position, directors' and officers' liability insurance in respect of acts and omissions occurring or alleged to have occurred in connection with any such position. As and when any such insurance falls for renewal in accordance with its terms, or the existing policy expires and the Company seeks to obtain alternative cover, the Company shall use its best endeavours to effect such renewal, or obtain alternative cover subject to the availability of reasonable commercial terms. The Company shall ensure that the Director is, and all other directors of the Company are, provided at all times with a copy of the Company's current directors' and officers' liability insurance policy, in so far as it relates to each director, or a summary of the terms thereof.

5.2	Nothing contained in this deed modifies any obligation imposed upon the Director under the terms of the Company's directors' and officers' liability insurance in force from time to time and nor will the terms of this deed take precedence over any other obligation, whether under the policy or otherwise, that the Director might have to assist the Company in complying with any obligations that it may have under the terms of such policy.

6.	TAX

6.1	All sums payable by the Company hereunder shall be paid free and without any rights of counterclaim or set-off and without deduction and withholding on any ground whatsoever, save only as may be required by law or where the right of counterclaim or set-off arises as a result of the Director's failure to fulfil those obligations described in clause 5.2.

6.2	If a payment due from the Company under this deed is subject to tax (whether by way of direct assessment or withholding at its source), the Director shall be entitled to receive from the Company such amounts as will ensure that he will retain, after payment of the tax so chargeable, the amount he would have retained had the payment not been subject to taxation.

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7.	TERMINATION

7.1	In the event of a dismissal of the Director in any of the circumstances provided for in clause 7.2:

(a)	the Director’s rights under this deed shall terminate immediately save that such termination shall not affect any rights which the Director may have to claim under this deed in respect of any facts, circumstances or matters arising prior to the date of termination (notwithstanding that no such claim may have been made as at that date) which are unrelated (directly or indirectly) to the circumstances which gave rise to the relevant dismissal; and

(b)	the Director shall forthwith repay to the Company all amounts paid by the Company to or on behalf of the Director pursuant to this deed to the extent that such payments are related to (whether directly or indirectly) the circumstances which gave rise to the dismissal.

7.2	The provisions of clause 7.1 shall apply in the event that the Director’s engagement as a director, officer or employee of the Company or of any Associated Company is terminated in circumstances where: the Director has been guilty of any serious or (after having received a written warning from the chief executive) repeated breach of the Director’s contract of employment/services (if any), or the Director is guilty of serious misconduct or any other conduct which affects or in the reasonable opinion of the Company constitutes a serious neglect or breach of the Director’s duties as a director or is likely to affect prejudicially the interests of the Company or any Associated Company.

8.	ASSIGNMENT

The Director may not at any time assign (save for assignments by operation of law), transfer, charge or declare a trust of, the benefit of all or any part of its rights or obligations under this deed without the prior written consent of the Company.

9.	COUNTERPARTS

This deed may be executed in any number of counterparts and provided that every party has executed a counterpart, the counterparts together shall constitute a binding and enforceable agreement between the parties.

10.	NOTICES

10.1	Any notice or other document to be served under this deed must be in writing in English and may be delivered by hand or sent by post to the party to be served at its address as follows:

(a)	to the Company at its then registered office, marked for the attention of the Company Secretary, or

(b)	to the Director at his last known residential address,

or at such other address as it may have notified to the other party in accordance with this clause 10. Any notice or other documents sent by post shall be sent by prepaid first class post (if within Jersey) or by prepaid airmail (if elsewhere).

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10.2	Any notice or document shall be deemed to have been served:

(a)	if delivered, at the time of delivery; or

(b)	if posted, on the Business Day after it was put into the post, if sent within Jersey, or on the fifth Business Day after it was put into the post, if sent by airmail.

For the purposes of this clause “Business Day” means a day (other than a Saturday or Sunday) on which banks are generally open in Jersey for normal business.

10.3	In proving service of a notice or other formal communication, it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted (either by prepaid first class post or by prepaid airmail, as the case may be).

11.	GENERAL

11.1	Save insofar as the Company is required to disclose information about this deed in compliance with any legal or regulatory obligation, the existence of this deed and its contents, and the negotiations that preceded its being entered into, are confidential to the parties and shall not be disclosed by the Director to any third party, except as may be required by law or any regulatory authority or the rules or customs of any stock exchange.

11.2	Nothing in this deed shall be construed as requiring either party to do any act or thing which is in breach of the laws or regulations of any country having jurisdiction over the actions of that person.

11.3	With effect from the date of this deed, this deed supersedes any previous agreement between the Director and the Company or any Associated Company relating to the subject matter of this deed, including any indemnity right previously given by the Company or any Associated Company to the Director in respect of any of the matters covered by this deed.

11.4	This deed represents the whole agreement between the Company and the Director in respect of the Director’s right to indemnity under this deed. The Director acknowledges that no additional right to indemnity from the Company exists or shall arise under any other document, agreement or deed (including without limitation the memorandum or articles of association of the Company) except by way of express written amendment to this deed.

11.5	A person (other than the Company) who is not the Director, or the executor or personal representative of the Director, may not enforce any of its items.

11.6	If a term of this deed is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this deed; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other provision of this deed.

11.7	None of the rights or obligations of the Director under this deed may be assigned or transferred without the prior written consent of the Company.

12.	governing law

12.1	This deed shall be governed by, and construed in accordance with Jersey law.

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12.2	Each of the parties to this deed irrevocably agrees that the courts of the Island of Jersey shall have non-exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this deed and, for these purposes, each party irrevocably submits to the non-exclusive jurisdiction of the courts of the Island of Jersey.

IN WITNESS WHEREOF this agreement has been executed and delivered as a deed on the date first above written.

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Executed as a deed by	)
RANDGOLD RESOURCES LIMITED	)
acting by:	)
)
Signature of director		/s/ Christopher Coleman

Signature of witness		/s/ Martin Welsh (witness)

Name of witness		Martin Welsh

Address of witness		UNITY CHAMBERS

28 HALKETT STREET

ST. HELIER

JERSEY

Occupation of witness

Signed as a deed by	)
GRAHAM PATRICK SHUTTLEWORTH	)	/s/ Graham Patrick Shuttleworth
in the presence of:	)
)
Witness Signature		/s/ Martin Welsh (witness)

Name		Martin Welsh

Address		UNITY CHAMBERS

28 HALKETT STREET

ST. HELIER,

JERSEY

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